UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 20, 2009

ROMA FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

United States	0-52000	51-0533946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Route 33, Robbinsville, New Jersey	08691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(609) 223-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5-CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Board of Directors of Roma Financial Corporation (the “Registrant”) approved the terms of employment agreements with each of Peter A. Inverso, President and Chief Executive Officer of the Registrant, and Maurice T. Perilli, Executive Vice President of the Registrant. Both agreements are effective as of March 1, 2009. Mr. Inverso’s agreement provides for an initial term of 36 months while Mr. Perilli’s agreement provides for an initial term of 24 months. Each agreement also provides that on the first day of each calendar quarter thereafter (the “Anniversary Date”), the term shall be renewed for an additional 3 years in the case of Mr. Inverso and 2 years in the case of Mr. Perilli unless written notice of non-renewal is provided to the officer at least 90 days prior to any such Anniversary Date. Mr. Inverso’s agreement provides that he will receive an initial base salary of $329,600 per year while Mr. Perilli’s provides for an initial base salary of $206,000 per year. Both agreements also provide that the individual’s base salary will be renewed at least annually by a committee designated by the Board and may be increased but not decreased. Each officer is also entitled to receive such benefits as are uniformly provided to permanent full-time employees at no cost. Both officers shall also be provided with such other benefits, arrangements and perquisites substantially similar as to what were being provided to them immediately prior to the date of the agreements and shall be entitled to incentive compensation and bonuses as provided in any plan in which the individual is eligible to participate.

In the event the officer terminates his employment due to a disability, he shall be entitled to continue to receive his base salary for the greater of the remaining term of the agreement or 1 year. In the even of his death, his lawful heirs or estate shall be entitled to receive a payment equal to his base salary for 1 year. The agreements also provide that, upon the occurrence of an “Event of Termination” (as defined below), the officer shall be entitled to receive a payment equal to 3 times the officer’s base salary and the highest bonus awarded to him during the prior 3 years and shall also be entitled to continuation of health and welfare benefits for 12 months following the Date of Termination or 36 months in the event of a Change in Control. An “Event of Termination” is defined as (i) the termination of the officer’s full time employment for any reason other than disability or retirement or for cause; (ii) the officer’s resignation upon any of (A) the failure to elect or appoint the individual to their current position; (B) a material change in his functions, duties or responsibilities; (C) the liquidation or dissolution of the Company or the Bank; (D) a reduction in the officer’s annual compensation or benefits or relocation of his officer by more than 25 miles from the current location; or (E) a material breach by the Bank of the terms of the employment agreement; or (iii) the officer’s involuntary termination following a change in control or his voluntary termination following a Change in Control in following any of the events specified in (ii) (A), (B), (C) or (D).

The foregoing description is qualified in its entirety by reference to the employment agreements which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1	Employment Agreement of Peter A. Inverso
10.2	Employment Agreement of Maurice T. Perilli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMA FINANCIAL CORPORATION
Date: February 25, 2009	By:	/s/ Margaret T. Norton
Margaret T. Norton Senior Vice President and Corporate Secretary